Exhibit 99.1

CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America
Announces the Signing of a 3-Year $50,000,000 TRS Financing Arrangement with Citibank

New York, New York, July 13, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced today that it has entered into a $50,000,000 financing arrangement with Citibank N.A (“Citi”). The financing arrangement t is a total return swap (“TRS”) through a wholly-owned special purpose subsidiary of BDCA (“TRS SUB”).

The TRS effectively adds leverage to a portfolio by providing exposure to investments without owning or taking physical custody of such investment. The TRS itself is analogous to TRS SUB borrowing funds to acquire loans and incurring interest expense to a lender. Because of its unique structure, the TRS offers lower financing costs than are offered through more traditional borrowing arrangements.

“We are excited to enter into an attractive financing arrangement with a bank like Citibank,” said Robert Grunewald, Chief Investment Officer of BDCA, who added, “This financing arrangement is a significant milestone that will allow us to take advantage of attractive senior secured debt opportunities. We look forward to growing our relationship with Citibank over time.”

Important Notice

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at http://www.sec.gov or may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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